Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis—June 2012

	Series	2003-4
	Deal Size	$725MM
	Expected Maturity	10/15/2013

Yield		17.77%
Less:	Coupon	0.60%
	Servicing Fee	1.50%
	Net Credit Losses	3.85%
	Excess Spread :
	June-12	11.82%
	May-12	11.94%
	April-12	11.85%
	Three Month Average Excess Spread	11.87%

	Delinquency:
	30 to 59 Days	0.57%
	60 to 89 Days	0.44%
	90+ Days	1.08%
	Total	2.09%

	Principal Payment Rate	22.96%